Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Gulf Resources, Inc.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-207731) of our report dated March 31, 2023, relating to the audit of the consolidated balance sheet of Gulf Resources, Inc. and subsidiaries (collectively the “Company”) as of December 31, 2022 and 2021, and the related consolidated statements of comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2022, the related notes, and financial statement schedule (collectively referred to as the “consolidated financial statements”) appearing in the Company’s Annual Report on Form 10-K for year ended December 31, 2022.

San Mateo, California March 31, 2023	WWC, P.C. Certified Public Accountants PCAOB ID: 1171